Exhibit 3.87

CERTIFICATE OF FORMATION

OF

LIVELY GROVE ENERGY, LLC

This Certificate of Formation of Lively Grove Energy, LLC (the “Company”) is being executed by the undersigned for the purpose of forming a limited liability company under the provisions, and subject to the requirements, of the Delaware Limited Liability Company Act.

1. The name of the limited liability company is Lively Grove Energy, LLC.

2. The name and address of the registered agent of the Company is The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

3. The address of the registered office of the Company is c/o The Corporation Trust Company, 1209 Orange Street, Wilmington, Delaware 19801.

IN WITNESS WHEREOF, the undersigned has caused this Certificate of Formation of the Company to be duly executed as of the 15th day of September, 2006.

By:	/s/ Paul M. Dillbeck
Paul M. Dillbeck
Authorized Person

STATE OF DELAWARE

CERTIFICATE OF CHANGE OF AGENT

AMENDMENT OF LIMITED LIABILITY COMPANY

The limited liability company organized and existing under the Limited Liability Company Act of the State of Delaware, hereby certifies as follows:

The name of the limited liability company is LIVELY GROVE ENERGY, LLC

2. The Registered Office of the limited liability company in the State of Delaware is changed to 2711 Centerville Road, Suite 400 (street), in the City of Wilmington Zip Code 19808. The name of the Registered Agent at such address upon whom process against this limited liability company may be served is Corporation Service Company

By:	/s/ Kenneth L. Wagner
Authorized Person

Name:	Kenneth L. Wagner
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